ASSIGNMENT OF LEASE

     THIS ASSIGNMENT, dated and made ("Effective Date") this 24th day of August, 1999, is made by and between RMCR, Inc. (Residential Mortgage Credit Reporting, Inc.) a Missouri corporation, formerly an Arizona corporation ("Assignor") and FDC (Factual Data Corp.) a Colorado corporation ("Assignee").

                                   WITNESSETH:

WHEREAS, Assignor entered into that certain Lease (hereinafter referred to as the "Lease") for the premises located in City of Phoenix, State of Arizona, commonly known as 1990 West Camelback Road, Suite 418, Phoenix, Arizona 85015; and

WHEREAS, Assignor desires to assign all its right, title and interest in the Lease to Assignee.

NOW THEREFORE, in consideration of mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption. Assignor assigns and transfers to Assignee all its right, title and interest in the Lease and Assignee accepts the assignment and assumes and agrees to perform, from the date the assignment becomes effective, as a direct obligation to Landlor, all of the terms and obligations of the Lease to be performed by the tenant thereunder. The assignment shall take effect on the Effective Date.

2. Assignee to Hold Assignor Harmless. Assignor warrants that as of the Effective Date, there will be no uncured default under the underlying Lease. If Assignee defaults under the Lease, Assignee shall indemnify and hold Assignee harmless from all damages resulting from the default. If Assignee defaults in its obligations under the Lease and Assignor pays rent to Landlord or fulfills any of Assignee's other obligations in order to prevent Assignee from being in default. Assignee immediately shall reimburse Assignor for the amount of rent or costs incurred by Assignor of lease.

3. Default of Lease. If Assignee defaults under the Lease, Assignor shall have all rights against Assignee that are available by law and those contained in the Lease, including, without limitation, Assignor's right to reenter and retake possession of the premises from Assignee.

4. Prepaid Rent, Security Deposit. The parties acknowledge that Landlord now holds the sum of $2445.60 to be applied subject to the provisions of the Lease. Assignor releases all claims to that sum, and the sum shall be held by Landlord for the benefit Assignee, subject to the provisions of the Lease.

5. Attorney's Fees. If any party commences an action against any of the parties arising out of or in connection with the assignment of Lease, the prevailing party or parties shall be entitled to recover from the losing party or parties reasonable attorney's fees and cost of suit.

ASSIGNOR:                                 ASSIGNEE:

RMCR, INC.                                Factual Data Corporation

By: /s/ Lloyd R. Abrams             By: /s/ Todd A. Neiberger

Title: President                          Title: CFO

Dated: 8/24/99                               Dated:   8/30/99

Nothing contained in this Agreement shall in any way modify or affect the terms and provisions of the Asset Purchase Agreement between Assignor and Assignee dated August 24, 1999, and all documents, agreements, and instruments executed pursuant thereto.

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